PROSPECTUS SUPPLEMENT NO. 4 (to Prospectus dated February 21, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-215157

THE FIRST BANCSHARES, INC.

3,563,380 Shares of Common Stock

This prospectus supplement relates to the Prospectus dated February 21, 2017 (“Base Prospectus”), as supplemented by Prospectus Supplement No. 1 dated March 16, 2017 (“Prospectus Supplement No. 1”), Prospectus Supplement No. 2 dated April 13, 2017 (“Prospectus Supplement No. 2”), and Prospectus Supplement No. 3 dated May 10, 2017, (“Prospectus Supplement No. 3”) and together with the Base Prospectus, Prospectus Supplement No. 1, and Prospectus Supplement No. 2, the “Prospectus”), which permits the resale of up to 3,563,380 outstanding shares of our common stock by the selling securityholders identified in the Prospectus, as amended and supplemented from time to time. We will pay the expenses of registering the shares, but we are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

This prospectus supplement is being filed to update, amend, and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 30, 2017 (“Form 8-K”), which reports the results of the shareholders’ votes at our recent annual meeting of shareholders, held on May 25, 2017. Accordingly, we have attached the Form 8-K to this prospectus supplement. You should read this prospectus supplement together with the Prospectus, which is to be delivered with this prospectus supplement.

The First Bancshares, Inc. common stock is listed on the NASDAQ Global Market under the symbol “FBMS”. On May 26, 2017, the closing sale price of the common stock on the NASDAQ Global Market was $27.40 per share.

The securities offered by the selling securityholders, which are shares of our common stock, are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

Investing in our common stock involves a certain degree of risk. We urge you to carefully read the section entitled “RISK FACTORS” beginning on page 7 of the Base Prospectus, as amended and supplemented by the “Risk Factors” beginning on page 15 of The First Bancshares, Inc.’s Annual Report on Form 10-K, which was attached to the Prospectus Supplement No. 1, and all other information included or incorporated by reference in this Prospectus in its entirety before you decide whether to invest.

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None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is May 30, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 25, 2017

The First Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Mississippi	33-94288	64-0862173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6480 U.S. Hwy 98 West, Hattiesburg, MS	39402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(601) 268-8998

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 25, 2017 the Company held its annual meeting of shareholders (“Annual Shareholders’ Meeting”) in Hattiesburg, Mississippi. As of March 31, 2017, the record date for the Annual Shareholders’ Meeting, there were 9,144,412 shares of common stock outstanding and entitled to vote, of which 6,277,818 shares, or 68.65%, were voted in person or by proxy at the Annual Shareholders’ Meeting. The Company’s shareholders voted on the following four proposals, casting their votes as set forth below:

Proposal 1. Election of Directors

Each of the individuals listed below was elected at the Annual Shareholders’ Meeting to serve a three year term on the Company’s Board of Directors expiring in 2020, as indicated below.

Nominees	Votes For	Votes Against	Abstentions	Broker Non-Votes

Class I

Ted E. Parker	5,243,909	25,138	1,785	1,006,986

J. Douglas Seidenburg	5,243,809	25,238	1,785	1,006,986

Rodney D. Bennett, Ed.D	5,238,209	30,838	1,785	1,006,986

The individual listed below was elected at the Annual Shareholders’ Meeting to serve a one year term on the Company’s Board of Directors expiring in 2018, as indicated below.

Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes

Class II

Thomas E. Mitchell	5,243,709	25,338	1,785	1,006,986

Proposal 2. Ratification of Appointment of T.E. Lott & Company as Independent Registered Public Accounting Firm

Proposal 2 was a proposal to ratify the appointment of T.E. Lott & Company as the Company's independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2017. This proposal was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes

6,271,724	4,300	1,794	0

Proposal 3. Advisory Vote on Executive Compensation

Proposal 3 was an advisory vote on compensation of named executive officers as disclosed in the proxy materials for the Annual Shareholders’ Meeting. This advisory vote was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes

5,145,702	8,086	117,044	1,006,986

Proposal 4. Advisory Vote on Frequency of Advisory Vote on Executive Compensation

Proposal 4 was an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers. This advisory vote was approved for 1 year.

1 Year	2 Years	3 Years	Abstentions	Broker Non-Votes
4,864,217	7,706	182,667	216,242	1,006,986

In accordance with the results of the vote on Proposal 4, the Company, based on the recommendation of its board of directors and the vote of its stockholders, determined to implement an annual advisory vote on the compensation of the Company’s named executive officers until the next required vote on the frequency of stockholder votes on the compensation of the Company’s named executive officers. The Company is required to hold a vote on frequency every six years so the next vote on frequency will be held in 2023.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The First Bancshares, Inc.
(Registrant)

Date: May 30, 2017

/s/ Dee Dee Lowery
	Name:	Dee Dee Lowery
	Title:	EVP and CFO